Exhibit 4.23

Rewarding leadership, innovation and performance.

Regulations Syngenta Deferred Share Plan
Share Awards

Regulations Syngenta Deferred Share Plan

Share Awards

Table of contents

	Article 1 | Purpose of the Plan

	Article 2 | Duration of the Plan

	Article 3 | STI Award in the form of Share Awards

	Article 4 | Eligible Persons

	Article 5 | Deferral Period	4

	Article 6 | Determination of the Grant Value of Share Awards

	Article 7 | Grant of Share Awards

	Article 8 | No Disposal of Share Awards	5

	Article 9 | Shareholder Rights as Regards to Share Awards

	Article 10 | Conversion of Share Awards into Shares

	Article 11 | Matching of Shares

	Article 12 | Entry of the Participant into the Share Register

	Article 13 | Termination of Employment during Deferral Period	6

	Article 14 | Tax and Social Security Contributions

	Article 15 | Shares Subject to the Plan

	Article 16 | Adjustment in the Event of Recapitalization,
	Change in Control and Liquidation of Syngenta AG	7

	Article 17 | Amendment and Cancellation of the Plan

	Article 18 | Administration	8

	Article 19 | U.S. Selling Restrictions

	Article 20 | Applicable Law and Jurisdiction

	Article 21 | Approval and Date of Effect of the Plan	9

	Article 22 | Definitions	10

Article 1 | Purpose of the Plan

The purpose of the Deferred Share Plan Share Awards (Plan) is to grant Share Awards to Eligible Persons as part of the Short-Term  Incentive (STI) plan. The Plan regulates eligibility for participation in the Plan, the grant of Share Awards, the Deferral Period, the conversion into Syngenta Shares and the Matching of these shares as well as all other aspects of the program.

Article 2 | Duration of the Plan

The Plan has been established for the grant of Share Awards based on the STI Award  for the Incentive Year 2004 and subsequent Incentive Years, until the Compensation Committee decides, at its sole discretion, to terminate the Plan.

Article 3 | STI Award in the form of Share Awards

The Plan grants part of an Eligible Person’s STI Award in the form of Mandatory Share Awards and Voluntary Share Awards. Pursuant to the provisions of the Plan, the part of the STI Award set aside to be granted as Mandatory Share Awards depends on the role of the Participant at Syngenta and is determined at the discretion of the Compensation Committee.

Pursuant to the provisions of the Plan, Eligible Persons may defer an additional part of the STI Award in the form of Voluntary Share Awards. The maximum part of the STI Award that can be voluntarily deferred into Voluntary Share Awards depends  on the role of the Participant at Syngenta and is determined at the discretion of the Compensation Committee.

Article 4 | Eligible Persons

Share Awards will be granted to selected senior executives of Syngenta as designated by the Compensation Committee, who have an ongoing employment contract with Syngenta (not subject to notice of termination status) at the Grant Date.

The Participant may not construe any eligibility to future payment of the STI Award in the form of Share Awards or Shares or other benefits. This remains the case even after continuous grants of Share Awards under the Plan for several years.

Article 5 | Deferral Period

Share Awards granted pursuant to the provisions of the Plan are subject to a Deferral Period of three years from the Grant Date of the Share Awards. During the Deferral Period, Share Awards may not be sold, pledged, donated or transferred in any other way. On the first business  day after the Deferral Period, the Share Awards will be converted into Shares pursuant to Article 10.

Article 6 | Determination of the Grant Value of Share Awards

The Grant Value of Share Awards shall be equal to the closing share price on the SIX Swiss Exchange on the Grant Date as determined by the Compensation Committee and as stated in the Grant Notification.

Article 7 | Grant of Share Awards

By means of the completed and duly submitted Participation Form, the Participant is entitled to receive the appropriate number of Mandatory,  if applicable,  and Voluntary Share Awards.

The submission of the Participation Form is executed using processes provided on a secured electronic database.

Failure to submit the Participation Form on time results in the forfeiture of the part of the STI Award that would otherwise be granted as Voluntary Share Awards and the relevant portion of the STI Award will be paid out in cash.

Mandatory Share Awards, if applicable, are granted irrespective of the Eligible Persons submitting a completed Participation Form.

The irrevocable decision to defer a part of the STI Award, pursuant  to Article 3, into Voluntary Share Awards is effected by the completed and duly submitted Participation Form. The number of Share Awards to be granted to a Participant is calculated as follows:

If the calculated number of Share Awards is not a whole number of Share Awards, the number of Share Awards will be rounded up to the nearest whole number of Share Awards. The grant of Mandatory and Voluntary Share Awards to the Participant will take place in the first six months of the calendar year following the Incentive Year.

No Share Awards will be granted in countries in which the Plan is legally or administratively not feasible.

Article 8 | No Disposal of Share Awards

Share Awards are not transferable. During the whole Deferral Period the Share Awards may not be sold, pledged, donated, otherwise transferred or entered into any other agreement with equivalent economic effect.

Article   9 | Shareholder Rights as Regards to Share Awards

The Participant shall have no rights as a shareholder (i.e. no voting, dividend or other shareholder rights) with respect to Share Awards during the Deferral Period.

Article 10 | Conversion of Share Awards into Shares

Pursuant to  the provisions of  the Plan, on  the first business day after the end of  the Deferral Period, Share Awards will be converted into Shares. The Participant shall receive from Syngenta AG one Share for each Share Award at such date. The Share Award shall become null and void after conversion. The Shares are not restricted and are freely disposable.

Article 11 | Matching of Shares

Pursuant to the provisions of the Plan, each Mandatory and Voluntary Share Award held until the end of the Deferral Period will qualify for Matching. Unless otherwise determined in Article 13, at the Date of Conversion, the Participant will receive from Syngenta AG one Matching Share for each granted Share Award. Matching Shares allocated to the Participant are not restricted and are freely disposable.

Article 12 | Entry of the Participant into the Share Register

After the allocation of Shares and Matching Shares, if any, the Participant can be entered into the share register with the number of Shares allocated, pursuant to the applicable legal rules and the regulations of Syngenta AG.

Article 13 | Termination of Employment during Deferral Period

Upon date of notice of dismissal by the employer for cause, unless otherwise determined at the discretion of the Compensation Committee, all granted Share Awards and the right for Matching, shall lapse with immediate effect without any right of compensation.

Upon termination of employment as a result of retirement (early or at the normal retirement age), all Share Awards,  which are at such date in the possession of the Participant, will convert into Shares and Matching Shares will be granted. These Shares will be granted on the Participant’s last day of employment or as soon as practically possible thereafter.

Upon termination of employment as a result of death of the Participant or as a result of disability, Share Awards will convert into Shares and Matching Shares will be granted. These Shares will be granted on the Participant’s last day of employment or as soon as practically possible thereafter. In case of death the inheritors may dispose of, or otherwise transfer such Shares. To dispose of or transfer shares inheritors must produce written legal proof of their entitlement to the inheritance.

Upon date of notice of resignation by the Participant becoming effective, or upon date of notice of dismissal by the employer (other than for cause) becoming effective,  all Share Awards  will convert into Shares on the Participant’s last day of employment or as soon as practically possible thereafter. The right for Matching with respect to those Share Awards shall lapse upon date of resignation by the Participant or upon date of notice of dismissal by the employer unless otherwise determined at the discretion of the Compensation Committee.

Article 14 | Tax and Social Security Contributions

Each Participant who receives Share Awards or Matching Shares is responsible for the proper declarations and payments of both taxes and social security according to applicable legislation and applicable law.

Any wage tax, income tax, capital gains tax, social security contributions or  any other taxes arising or contributions payable by the Participant, must be borne by the Participant in accordance with applicable law. Syngenta has the right to make withholdings from a Participant’s salary or retain Share Awards to meet payroll-withholding obligations.

Article 15 | Shares Subject to the Plan

Syngenta AG shall obtain the Shares for grant under the Plan and allocate them to the Participant pursuant to the provisions of the Plan. Syngenta AG shall not be required to segregate any cash or any Shares that may at any time be represented by the Share Awards and the Plan shall constitute an unfunded plan of Syngenta AG.

Article 16 | Adjustment in the Event of Recapitalization,
 Change in Control and Liquidation of Syngenta AG

In the event that the Board shall determine that any stock dividend, extraordinary cash dividend, recapitalization, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate  event, affects the rights of the Participants under the Plan such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee shall, in its sole discretion, and in such manner as the Compensation Committee deems equitable, adjust any or all of the number and kind of Share Awards and Matching Shares before the end of the Deferral Period.

In the event of a change in control (as defined below) or in the case of the liquidation of Syngenta AG, Share Awards will be converted into Shares and will be granted to the Participant. The Deferral Period pursuant to Article 5 will be waived. Matching Shares will be granted on the Date of Conversion. Other provisions of the Plan may be amended or modified by the Board or the Compensation Committee if deemed reasonable and adequate. A change in control occurs if:

•
any person  or any group of persons directly or indirectly purchases or otherwise becomes the beneficial owner, or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition), of voting securities representing 33 1⁄3 % or more of the combined voting power of all outstanding  voting securities of Syngenta;

•
the shareholders of Syngenta AG approve an agreement to merge or consolidate Syngenta AG with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be owned by, the former shareholders of Syngenta AG; or

•	the shareholders of Syngenta AG approve the sale of all or substantially all of Syngenta AG’s business and/or assets to a person or entity which is not a wholly-owned subsidiary of Syngenta AG.

Article 17 | Amendment and Cancellation of the Plan

The Plan and any addenda thereto as well as any related documents and processes may be changed or cancelled by the Compensation Committee. Retroactive changes shall not be permitted. The Plan may be supplemented by addenda defining country specific variations where these are required. Upon amendment of the Plan, the Participants shall be compensated for any economic loss for the Participants resulting from such amendment of the Plan.

Upon cancellation of the Plan, Share Awards will be converted immediately into Shares and granted to the participant. The Deferral Period of the Share Awards pursuant to Article 5 will be waived and Matching Shares will be granted on the date of cancellation.

Article 18 | Administration

The Compensation Committee shall appoint a Plan Administrator who is responsible for administering the Plan. Except as otherwise provided in the Plan, the Compensation Committee has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, that it believes reasonable and proper.

All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive  and binding on all persons,  including Syngenta AG, shareholders and Participants.

No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Participation Form.

Article 19 | U.S. Selling Restrictions

For as long as Shares purchased under the Plan have not been registered under the U.S. Securities Act of 1933, such Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act of 1933 as amended, or upon registration under the Securities Act.

In connection with the purchase of Shares, in submitting the Participation Form, each Participant represents and agrees that such Participant:

•	is not purchasing Shares for the account or benefit of any other person or entity; and

•
has  not offered or sold, and will not offer, sell or deliver, any of the Shares  within the United States or to, or for the account or benefit of, any U.S. person except pursuant to registration under the U.S. Securities Act of 1933, as amended, or an available exemption  from such registration.

•	understands that the Shares are subject to restrictions on resale in the United States imposed by federal and state securities laws.

Article 20 | Applicable Law and Jurisdiction

The Plan and any related documents and processes shall be governed by and construed in accordance with the laws of Switzerland, excluding the provisions of conflict of law. Any disputes arising under or in connection with the Plan shall be resolved by the courts of Basel, Switzerland.

Article 21 | Approval and Date of Effect of the Plan

The Plan became effective on 16 December 2003 and duly amended and approved by the Compensation Committee on 15 October 2012. Eligible Persons accept the Plan and any country specific Addenda through the timely submission of the Participation Form. In the event that the Participation Form is not submitted on time the Eligible Person is deemed to have accepted the Plan on the date following the submission date.

Article 22 | Definitions

Board	The Board of Directors of Syngenta AG.

Compensation Committee	The Compensation Committee appointed by the Board to manage the Plan.

Date of Conversion	The first business day after the end of the Deferral Period, when the Share Awards will be converted into Syngenta Shares.

Deferral Period	A period of time equal to three calendar years, which begins on the Grant Date.

Eligible Persons	Persons entitled to participate in the Plan pursuant to Article 4.

Grant Date	The day when the grant of Share Awards is effective.

Grant Value	Represents the cash equivalent of one Share Award at the Grant Date, which will be credited against all or part of the STI Award of a Participant pursuant to the Short-Term Incentive Plan.

Incentive Year	The Performance year for the determination of the STI Award pursuant to the Short-Term Incentive Plan.

Mandatory Share Award	A Share Award that will be granted on a mandatory basis pursuant to the provisions set forth in the Plan.

Matching	Granting of an additional Syngenta Share free of charge for each Share Award retained during the Deferral Period.

Matching Shares	Registered Shares of Syngenta AG received as a result of the Matching.

Participants	Eligible Persons who actually participate in the Plan.

Participation Form
This form establishes the legal relationship between the Participants and Syngenta.   In the Participation Form, the Participant decides on the part of the STI Award to be deferred into Voluntary Share Awards, pursuant to Article 3, and acknowledges the grant of the Mandatory Share Awards, if applicable.   The Participation Form is duly submitted using processes provided on a secured electronic database

Plan	The Syngenta Deferred Share Plan Share Awards.

Plan Administrator	A person or company appointed by the Compensation Committee who is responsible for administering the Plan.

Shares	Registered shares of Syngenta AG.

Share Award	The right to receive from Syngenta AG one Syngenta Share free of charge after the Deferral Period according to the terms and conditions of the Plan.

STI Award	The actual amount of gross annual incentive in the local currency, calculated and paid to Participants pursuant to the Short-Term Incentive Plan in the form of cash or in Shares according to the Plan.

Syngenta AG	Syngenta AG, headquarters Basel, Switzerland.

Syngenta	Syngenta AG and all of the Group Companies.

Voluntary Share Award	A Share Award that will be granted as a result of voluntary deferral pursuant to the provisions set forth in the Plan.
Date: 15 October 2012. Syngenta Compensation Committee

Syngenta Equity Plan Management
WRO 1010-2.01
Schwarzwaldallee 215
P.O. Box
CH-4002 Basel
equity.plan@syngenta.com
T +41 (0) 61 323 22 22

Regulations Syngenta Deferred Share Plan
Share Awards

U.S. Addendum

1 | This Appendix governs the grant of Share Awards to United States Participants

This Addendum (the “U.S. Addendum”) constitutes the part of the Plan that will govern the grant of Share Awards and the grant of Matching Shares to United States Participants (the “U.S. ADS Awards” and the “U.S. Matching ADS”) and incorporates all the regulations of the Plan (as set forth above) including as modified in accordance with the provisions of this Addendum.

2 | Securities laws compliance

No Shares may be issued or transferred in connection with a U.S. ADS Award, unless Syngenta shall have determined that such issue or transfer is in compliance with or pursuant to an exemption from all applicable U.S. federal and state securities laws.

3 | Shares over ADSs

Any U.S. ADS Award and U.S. Matching ADS granted under the Plan will be satisfied in the form of ADSs. The references to “Shares” in the Plan shall be deemed to be references to “ADSs”, as the context may require.

4 | Certain definitions

For the purposes of the U.S. Share Awards, the following terms shall have the following meanings (notwithstanding any contrary provision in the Plan):

• “ADSs” means the registered American depositary shares representing the Shares.

• “U.S. ADS Award” means the right to receive from Syngenta  AG one  Syngenta  ADS free of charge after the Deferral Period according to the terms and conditions of the Plan.

• “U.S. Matching ADS” means ADS of Syngenta AG received as a result of the Matching.

• “United States Participants” means Participants who are employed by a Syngenta company in the United States.